Exhibit 3.120

SUNGARD TRADING SYSTEMS VAR LLC

LIMITED LIABILITY COMPANY AGREEMENT

This limited liability company agreement of SunGard Trading Systems VAR LLC, a Delaware limited liability company, is adopted as of the 17th day of July, 2001, by Automated Securities Clearance, Ltd., a New Jersey corporation, as the sole Member.

SECTION 1

DEFINED TERMS; OPERATION OF COMPANY

1.1 Defined Terms. When used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Act” means the Delaware Limited Liability Company Act.

“Agreement” means this limited liability company agreement, as the same may be amended from time to time.

“Capital Contribution” means the amount of money and the fair market value of any property contributed to the Company by the Member (net of any liabilities to which such property is subject or that are assumed by the Company in connection with such contribution).

“Certificate” means the certificate of formation for the Company, and any amendments thereto.

“Company” means the limited liability company formed and operated pursuant to the terms of this Agreement.

“Member” means the Person listed as the Member in the preamble to this Agreement, and any Person subsequently admitted as a Member in accordance with the terms of this Agreement.

“Net Cash Flow” means gross cash proceeds of the Company from all sources other than Capital Contributions, including reductions in Reserves that reduced Net Cash Flow for prior periods, reduced by the portion of such cash proceeds used (i) to pay Company expenses, including debt service, (ii) to acquire capital improvements, and (iii) to fund Reserves.

“Person” means any individual or any partnership, corporation, trust, limited liability company or other legal entity.

“Profits” and “Losses” mean, for each year or other period, an amount equal to the Company’s federal taxable income or loss for such year or period, and all corresponding items of income, gain, loss, deduction, and credit.

“Reserves” means amounts set aside to pay future costs or expenses that are anticipated to exceed cash available to pay such costs or expenses when due, as determined in the sole discretion of the Member.

1.2 Formation; Name. The Company was formed by the filing of the Certificate. The Company shall be operated as a limited liability company pursuant to this Agreement and the Act. Whenever the terms of this Agreement conflict with any provision of the Act, the terms of this Agreement shall control except to the extent any provision of the Act cannot be waived or altered by a limited liability company agreement. The Company shall be operated under the name “SUNGARD TRADING SYSTEMS VAR LLC”. The Member or an authorized Person shall file such other certificates and documents as are necessary to qualify the Company to conduct business in any jurisdiction in which the Company conducts business.

1.3 Registered Agent and Office; Principal Office. The registered agent and office of the Company required under the Act shall be as designated in the Certificate, and may be changed by the Member in accordance with the Act. The principal business office of the Company shall be located at 55 Broadway; 9th Floor, New York; NY, or such other address as shall be designated by the Member.

1.4 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, providing services to others and acquiring, managing and disposing of real and personal property), and engaging in any and all activities necessary or incidental to the foregoing.

1.5 Term. The term of the Company shall commence on the date of filing of the Certificate, and the Company shall continue until the Company is terminated in accordance with this Agreement.

SECTION 2

CAPITAL CONTRIBUTIONS

2.1 Capital Contributions. The Member shall contribute the assets acquired from Bridge Information Systems Inc., a Missouri corporation. The Member shall not be obligated to make any additional Capital Contributions to the Company.

SECTION 3

DISTRIBUTIONS

3.1 Distributions of Net Cash Flow. All Net Cash Flow shall be distributed to the Member at such times and in such amounts as shall be determined by the Member.

SECTION 4

PROFITS AND LOSSES

4.1 Tax Classification. The Member intends that the Company be a disregarded entity for federal income tax purposes, in accordance with Treasury Regulation Section 301.7701-3(b)(ii). All of the Profits and Losses of the Company shall be reported by the Member in accordance with such classification.

SECTION 5

MANAGEMENT OF COMPANY

5.1 General Provisions Concerning Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member.

5.2 Company Expenses. All expenses of the Company shall be billed directly to and paid by the Company. The Member shall be reimbursed for all expenses incurred by the Member for or on behalf of the Company.

SECTION 6

BOOKS AND RECORDS; FINANCIAL MATTERS

6.1 Books and Records. The Company books and records shall be maintained at the principal office of the Company. The Company books shall be closed and balanced at the end of each year.

6.2 Fiscal Year. The fiscal year of the Company shall end on the same day as the last day of the fiscal year of the Member.

6.3 Banking. All funds of the Company shall be deposited in the name of the Company in such checking account or accounts as shall be designated by the Member. All withdrawals therefrom are to be made upon checks signed by a Person or Persons authorized by the Member.

SECTION 7

TRANSFERS AND ADMISSIONS

7.1 Transfers. The Member may transfer, sell, assign, encumber, or otherwise dispose of all or any portion of the Member’s interest in the Company without the consent of any other Person.

7.2 Admissions. Any Person may be admitted as an additional or substitute Member with the consent of the Member, on such terms and conditions as shall be determined by the Member.

SECTION 8

TERMINATION AND DISSOLUTION

8.1 Dissolution Events. The Company shall be terminated and dissolved at such time or upon the happening of such events as shall be determined by the Member.

8.2 Liquidation.

8.2.1 Winding Up. Upon the dissolution of the Company, the Company’s business shall be liquidated in an orderly manner. The Member shall determine which Company property shall be distributed in-kind and which Company property shall be liquidated. The liquidation of Company property shall be carried out as promptly as is consistent with obtaining the fair value thereof.

8.2.2 Payments and Distributions. Company property or the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order of priority, with no distribution being made in any category set forth below until each preceding category has been satisfied in full:

(a) To the payment and discharge of all of the Company’s debts and liabilities, and the establishment of Reserves (which Reserves, to the extent no longer needed by the Company, shall be distributed in accordance with subsection (b) hereof) ;

(b) The balance shall be distributed to the Member.

SECTION 9

MISCELLANEOUS

9.1 Successors. This Agreement shall inure to the benefit of and shall be binding upon all of the parties and their respective heirs, successors and assigns.

9.2 Applicable Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware.

9.3 Amendment. No change or modification to this Agreement shall be valid unless the same be approved by the Member.

9.4 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

9.5 Construction. When from the context it appears appropriate, each term stated either in the singular or the plural shall include the singular and the plural and pronouns stated either in the masculine, the feminine or the neuter shall include the masculine, the feminine and the neuter.

9.6 Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year first above written.

MEMBER:

AUTOMATED SECURITIES CLEARANCE, LTD.

By:	/s/ Michael J. Ruane
Michael J. Ruane, Assistant Vice President